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                                                                    EXHIBIT 99.1


                                                             [AMERUS GROUP LOGO]


FOR IMMEDIATE RELEASE                   For more information, contact:
                                        Marty Ketelaar, Director,
                                        Investor Relations
                                        (515) 362-3693


                 AMERUS GROUP ANNOUNCES 2004 EARNINGS GUIDANCE;
                  DATE FOR INVESTOR CONFERENCE IN NEW YORK CITY



DES MOINES, Iowa (January 12, 2004) -- AmerUs Group Co. (NYSE:AMH), a leading producer of life insurance and annuity products, today announced its earnings guidance for 2004. AmerUs Group expects 2004 adjusted net operating income (1) to be within a range of $4.00 to $4.10 per diluted common share. AmerUs Group's adjusted net operating income (1) guidance for 2003 is within a range of $3.70 to $3.80 per diluted common share. The company will release fourth quarter earnings at the close of market on Tuesday, February 10, 2004 and hold a teleconference call on Wednesday, February 11, 2004 at 11 a.m. EST.

         The company also announced it will hold its investor conference in New York City on Wednesday, February 25, 2004. The half-day event will be held at The Inter-Continental The Barclay New York (Lexington and East 48th Street) and will provide an update on AmerUs Group's strategy, operations and key initiatives, among other items. Investors and other interested parties who wish to attend the event should contact the company's investor relations department at (515) 362-3695.

         AmerUs Group Co. is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing and distributing individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major operating




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subsidiaries include AmerUs Life Insurance Company, American Investors Life
Insurance Company, Inc., Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.

         As of September 30, 2003, AmerUs Group's total assets were $21.8 billion and shareholders' equity totaled $1,411.8 million, including accumulated other comprehensive income.


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(1) Adjusted net operating income per share is a non-GAAP financial measure. Due to the unpredictability of the timing and recognition of gains and losses, especially items such as credit impairments, trading gains and losses, FAS 133 adjustments as well as the unpredictable nature of certain other unusual or non-recurring items that management believes are not indicative of ongoing operational performance, guidance on GAAP net income cannot readily be estimated because management has not regularly projected the foregoing non-recurring items. Accordingly, the company is unable to provide guidance with respect to, or a reconciliation of guidance on adjusted net operating income per share, to GAAP net income per share.